Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 134 to Registration Statement No. 002-11884 on Form N-1A of our report dated September 22, 2008 relating to the financial statements and financial highlights of Fidelity Puritan Trust, including Fidelity Value Discovery Fund, appearing in the Annual Report on Form N-CSR of Fidelity Puritan Trust for the year ended July 31, 2008, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 25, 2008